                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                              FGBC BANCSHARES, INC.

                                       1.

     The name of the Corporation is: "FGBC Bancshares, Inc."

                                       2.

     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                       3.

     The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify.

                                       4.

     The Corporation shall have authority to issue up to One Hundred Million (100,000,000) shares of common stock (the "Common Stock"), no par value.

                                       5.

     The initial registered office of the Corporation shall be at Miller & Martin PLLC, 1275 Peachtree Street, N.E. Seventh Floor, Atlanta, Georgia 30309-3576 (Fulton County). The initial registered agent of the Corporation at such address shall be T. Kennerly Carroll, Jr.

                                       6.

     The mailing address of the initial principal office of the Corporation is 101 Main Street, Franklin, Georgia 30217 (Heard County).

                                       7.

     The initial Board of Directors of the Corporation shall consist of fifteen
(15) members.

The names and addresses of the initial directors are as follows:

                                        NAME AND ADDRESS

                                        Roy L. Denney
                                        132 West Club Drive
                                        Carrollton, Georgia 30117

                                        Walter D. Duke
                                        300 N. Lakeshore Drive
                                        Carrollton, Georgia 30117

                                        Wyche T. Green, III
                                        143 Griffen Drive
                                        Carrollton, Georgia 30117

                                        Greg M. Hagan
                                        208 Habersham Place
                                        Carrollton, Georgia 30117

                                        George B. Hamil, Jr.
                                        122 Brandywine Trail
                                        Carrollton, Georgia 30117

                                        Terry L. Harper
                                        198 Goshen Church Road
                                        Roopville, Georgia 30170

                                        Emmett K. Harrod
                                        24368 Hwy. 100
                                        Roopville, Georgia 30170

                                        Howard J. Lindsey
                                        1555 Hays Mill Road
                                        Carrollton, Georgia 30117

                                        Dennis H. McDowell
                                        227 West Lake Shore Drive
                                        Carrollton, Georgia 30117

                                        Edward R. Newbern
                                        1017 Baxter Road
                                        Bremen, Georgia 30110

                                        Jackie L. Reed
                                        1392 Four Notch Road
                                        Carrollton, Georgia 30116

                                        Carl R. Sewell, Jr.
                                        510 Oakdale Drive
                                        Bremen, Georgia 30110

                                        Bart R. Smith
                                        7090 Monticello Drive
                                        Villa Rica, Georgia 30180

                                        Gleamer L. Smith, Jr.
                                        203 Stoney Point Cove
                                        Carrollton, Georgia 30117

                                        Robert L. Stewart, Jr.
                                        2010 Maple Street
                                        Carrollton, Georgia 30117

                                       8.

     (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except liability for:

          (i) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

          (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (iii) the types of liability set forth in Section 14-2-832 of the Code dealing with unlawful distributions of corporate assets to shareholders; or

          (iv) any transaction from which the director derived an improper personal benefit.

     (b) Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                       9.

     Any action required by law or by the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the actions so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present voted. Notice of such action without a meeting by less than unanimous consent shall be given within ten (10) days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                                       10.

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the

Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

                                       11.

     The name and address of the incorporator of the Corporation is:

                                        Michael P. Marshall, Jr.
                                        Miller & Martin PLLC
                                        1275 Peachtree Street NE
                                        Seventh Floor
                                        Atlanta, Georgia 30309-3576.